EXHIBIT 99.1

Contact: Jim Gustafson

Investor Relations

DaVita Inc.

(310) 536-2585

DAVITA 3rd QUARTER 2010 RESULTS

Denver, Colorado, November 4, 2010 – DaVita Inc. (NYSE: DVA) today announced results for the quarter ended September 30, 2010. Net income attributable to DaVita Inc. for the three months ended September 30, 2010 was $119.4 million, or $1.15 per share. This compares to net income attributable to DaVita Inc. for the three months ended September 30, 2009 of $110.9 million, or $1.06 per share.

Net income attributable to DaVita Inc. for the nine months ended September 30, 2010, excluding after-tax debt redemption charges of $2.5 million, was $339.2 million, or $3.25 per share as compared with $313.0 million, or $3.00 per share, respectively, for the same period of 2009. Net income attributable to DaVita Inc. for the nine months ended September 30, 2010, including this item, was $336.7 million, or $3.22 per share.

Financial and operating highlights include:

—

Cash Flow:  For the rolling twelve months ended September 30, 2010 operating cash flow was $872 million and free cash flow was $658 million. For the three months ended September 30, 2010 operating cash flow was $161 million and free cash flow was $91 million.

—

Operating Income:  Operating income for the three and nine months ended September 30, 2010 was $257 million and $742 million, respectively, as compared to $245 million and $702 million, respectively, for the same period of 2009.

—

Volume:  Total treatments for the third quarter of 2010 were 4,578,622, or 57,957 treatments per day, representing a per day increase of 5.5% over the third quarter of 2009. Non-acquired treatment growth in the quarter was 3.7% over the prior year’s third quarter.

—

Effective Tax Rate:  Our effective tax rate was 34.4% and 36.0% for the three and nine months ended September 30, 2010, respectively. This effective tax rate is impacted by the amount of third party owners’ income attributable to non-tax paying entities. The effective tax rate attributable to DaVita Inc. was 38.5% and 39.5% for the three and nine months ended September 30, 2010, respectively, which was within the range of our previously stated guidance. Our effective tax rate for 2010 is now projected to be approximately 36.0% and our 2010 effective tax rate attributable to DaVita Inc. is projected to be approximately 39.5%.

—

Share Repurchases:  During the third quarter of 2010, we repurchased a total of 1,448,000 shares of our common stock for $98.5 million, or an average price of $68.02 per share. During the first nine months of 2010, we repurchased a total of 3,035,160 shares of our common stock for $198.5 million, or an average price of $65.41 per share. In addition, we also repurchased a total of 4,244,300 shares of our common stock from October 1, 2010 through October 22, 2010 for $301.5 million, or an average price of $71.03 per share, which completed all of our previous board authorization for share repurchases. On November 3, 2010, our Board of Directors authorized an additional $800 million of share repurchases of our common stock.

—	Debt Refinancing: On October 20, 2010 we completed our $4.55 billion debt refinancing transactions. See note 2 of the supplemental financial data for further details.

—

Center Activity:  As of September 30, 2010, we operated or provided administrative services at 1,598 outpatient dialysis centers serving approximately 124,000 patients, of which 1,566 centers are consolidated in our financial statements. During the third quarter of 2010, we acquired 10 centers, opened 12 new centers, and closed seven centers.

Outlook

We are narrowing our operating income guidance for 2010 to be in the range of $995 million to $1,015 million. We are also revising our operating cash flow guidance for 2010. Our operating cash flow is now projected to be in the range of $800 million to $875 million. Our previous operating cash flow guidance for 2010 was in the range of $725 million to $825 million. The increase in our operating cash flow guidance was primarily due to reduced tax payments resulting from accelerated tax deductions. Because of the uncertainties of operating under the new Medicare bundled payment system and the ongoing uncertainties associated with our payor mix, we will not be providing a specific guidance range for 2011 operating income at this time. These projections and the underlying assumptions involve significant risks and uncertainties, including those described below, and actual results may vary significantly from these current projections.

DaVita will be holding a conference call to discuss its results for the third quarter ended September 30, 2010 on November 4, 2010 at 5:00 p.m. Eastern Time. The dial in number is (800) 399-4406. A replay of the conference call will be available on DaVita’s official web page, www.davita.com, for the following 30 days.

This release contains forward-looking statements, within the meaning of the federal securities laws, including statements related to our 2010 operating income, operating cash flow, our expected effective tax rate and the expected effective tax rate attributable to DaVita Inc. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly report on Form 10-Q for the second quarter ended June 30, 2010 and subsequent quarterly reports filed on Form 10-Q. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to:

—	the concentration of profits generated from commercial payor plans,

—	continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients,

—	a reduction in the number of patients under higher-paying commercial plans,

—

a reduction in government payment rates or changes to the structure of payments under the Medicare End Stage Renal Disease program or other government-based programs, including, for example, the implementation of a bundled payment rate system beginning January 2011, which will lower reimbursement for services we provide to Medicare patients, and the impact of health care reform legislation that was enacted in the United States in March 2010,

—	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

—	our ability to maintain contracts with physician medical directors,

—	legal compliance risks, including our continued compliance with complex government regulations,

—	the resolution of ongoing investigations by various federal and state governmental agencies,

—	continued increased competition from large and medium-sized dialysis providers that compete directly with us, and

—	our ability to complete any acquisitions, mergers or dispositions that we might be considering or announce, or integrate and successfully operate any business we may acquire.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

This release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the attached reconciliation schedules. For the reasons stated in the reconciliation schedules, we believe our presentation of non-GAAP financial measures provides useful supplemental information for investors.

DAVITA INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net operating revenues	$1,651,649	$1,573,915	$4,797,974	$4,540,596

Operating expenses and charges:

Patient care costs	1,146,382	1,095,857	3,339,723	3,153,622

General and administrative	148,041	134,931	421,422	394,370

Depreciation and amortization	58,486	56,813	174,307	172,121

Provision for uncollectible accounts	43,938	42,021	127,868	119,990

Equity investment income	(1,789)	(708)	(6,968)	(1,066)

Total operating expenses and charges	1,395,058	1,328,914	4,056,352	3,839,037

Operating income	256,591	245,001	741,622	701,559

Debt expense	(39,490)	(45,535)	(127,728)	(140,924)

Debt redemption charges	-	-	(4,127)	-

Other income	759	999	2,329	3,026

Income before income taxes	217,860	200,465	612,096	563,661

Income tax expense	74,979	74,195	220,322	209,485

Net income	142,881	126,270	391,774	354,176

Less: Net income attributable to noncontrolling interests	(23,494)	(15,340)	(55,111)	(41,216)

Net income attributable to DaVita Inc.	$119,387	$110,930	$336,663	$312,960

Earnings per share:

Basic earnings per share attributable to DaVita Inc.	$1.16	$1.07	$3.27	$3.01

Diluted earnings per share attributable to DaVita Inc.	$1.15	$1.06	$3.22	$3.00

Weighted average shares for earnings per share:

Basic	102,608,844	104,127,334	102,989,010	103,904,768

Diluted	104,022,458	104,607,318	104,408,939	104,315,019

DAVITA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Nine months ended September 30,
	2010	2009

Cash flows from operating activities:
Net income	$391,774	$354,176
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	174,307	172,121
Stock-based compensation expense	33,492	33,850
Tax benefits from stock award exercises	15,755	12,434
Excess tax benefits from stock award exercises	(2,079)	(8,115)
Deferred income taxes	61,499	45,417
Equity investment income, net	(3,048)	(1,066)
Loss on disposal of assets and other non-cash charges	5,650	15,323
Debt redemption charges	4,127	-
Changes in operating assets and liabilities, other than from acquisitions and divestitures:
Accounts receivable	21,680	(68,235)
Inventories	3,041	15,858
Other receivables and other current assets	16,596	(2,164)
Other long-term assets	187	5,641
Accounts payable	95,350	(58,995)
Accrued compensation and benefits	72,501	20,733
Other current liabilities	(118,305)	(68,383)
Income taxes	(55,703)	55,226
Other long-term liabilities	2,308	(9,702)

Net cash provided by operating activities	719,132	514,119

Cash flows from investing activities:
Additions of property and equipment	(169,376)	(205,653)
Acquisitions	(137,643)	(64,001)
Proceeds from asset sales	18,471	6,256
Purchase of investments available for sale	(955)	(1,737)
Purchase of investments held-to-maturity	(23,540)	(16,942)
Proceeds from sale of investments available for sale	900	16,537
Proceeds from maturities of investments held-to-maturity	26,916	16,123
Purchase of equity investments and other assets	(436)	(260)
Distributions received on equity investments	350	929

Net cash used in investing activities	(285,313)	(248,748)

Cash flows from financing activities:
Borrowings	14,736,519	13,924,642
Payments on long-term debt	(15,006,754)	(13,961,667)
Debt call premium	(3,314)	-
Purchase of treasury stock	(148,669)	(61,223)
Excess tax benefits from stock award exercises	2,079	8,115
Stock award exercises and other share issuances, net	39,416	30,309
Distributions to noncontrolling interests	(61,112)	(46,888)
Contributions from noncontrolling interests	5,365	11,117
Proceeds from sales of additional noncontrolling interests	3,205	7,733
Purchases from noncontrolling interests	(5,402)	(6,668)
Deferred financing costs	(46)	(42)

Net cash used in financing activities	(438,713)	(94,572)

Net (decrease) increase in cash and cash equivalents	(4,894)	170,799

Cash and cash equivalents at beginning of period	539,459	410,881

Cash and cash equivalents at end of period	$534,565	$581,680

DAVITA INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands, except per share data)

ASSETS	September 30, 2010	December 31, 2009
Cash and cash equivalents	$534,565	$539,459
Short-term investments	22,945	26,475
Accounts receivable, less allowance of $244,176 and $229,317	1,082,676	1,105,903
Inventories	68,950	70,041
Other receivables	249,445	263,456
Other current assets	38,798	40,234
Income tax receivables	44,284	-
Deferred income taxes	220,342	256,953

Total current assets	2,262,005	2,302,521
Property and equipment, net	1,121,604	1,104,925
Amortizable intangibles, net	124,217	136,732
Equity investments	25,679	22,631
Long-term investments	8,049	7,616
Other long-term assets	32,428	32,615
Goodwill	4,053,123	3,951,196

	$7,627,105	$7,558,236

LIABILITIES AND EQUITY
Accounts payable	$321,179	$176,657
Other liabilities	337,221	461,092
Accrued compensation and benefits	357,132	286,121
Current portion of long-term debt	96,252	100,007
Income taxes payable	-	23,064

Total current liabilities	1,111,784	1,046,941
Long-term debt	3,266,190	3,532,217
Other long-term liabilities	89,919	87,692
Alliance and product supply agreement, net	26,650	30,647
Deferred income taxes	387,717	334,855

Total liabilities	4,882,260	5,032,352
Commitments and contingencies
Noncontrolling interests subject to put provisions	368,369	331,725
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 450,000,000 shares authorized; 134,862,283 shares issued; 101,330,359 and 103,062,698 shares outstanding)	135	135
Additional paid-in capital	631,062	621,685
Retained earnings	2,648,797	2,312,134
Treasury stock, at cost (33,531,924 and 31,799,585 shares)	(958,680)	(793,340)
Accumulated other comprehensive income (loss)	119	(5,548)

Total DaVita Inc. shareholders’ equity	2,321,433	2,135,066
Noncontrolling interests not subject to put provisions	55,043	59,093

Total equity	2,376,476	2,194,159

	$7,627,105	$7,558,236

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
1. Consolidated Financial Results:
Revenues	$1,652	$1,587	$1,574	$4,798
Operating income	$256.6	$242.4	$245.0	$741.6
Operating income margin	15.5%	15.3%	15.6%	15.5%
Net income attributable to DaVita Inc.	$119.4	$107.9	$110.9	$336.7
Net income attributable to DaVita Inc., excluding debt redemption charges(1)	$119.4	$110.4	$110.9	$339.2
Diluted earnings per share attributable to DaVita Inc.	$1.15	$1.04	$1.06	$3.22
Diluted earnings per share attributable to DaVita Inc., excluding debt redemption charges(1)	$1.15	$1.06	$1.06	$3.25

2. Consolidated Business Metrics:
Expenses
Patient care costs as a percent of consolidated revenue(2)	69.4%	70.0%	69.6%	69.6%
General and administrative expenses as a percent of consolidated revenue (2)	9.0%	8.6%	8.6%	8.8%

Bad debt expense as a percent of consolidated revenue	2.7%	2.7%	2.7%	2.7%

Consolidated effective tax rate attributable to DaVita Inc.(1)	38.5%	39.75%	40.0%	39.5%

3. Segment Financial Results: (dollar amounts rounded to nearest million)
Dialysis and related lab services
Revenues	$1,553	$1,496	$1,491	$4,528
Direct operating expenses	1,288	1,243	1,233	3,757

Dialysis segment operating income	$266	$254	$259	$771

Other – Ancillary services and strategic initiatives
Revenues	$98	$91	$83	$270
Direct operating expenses	98	93	85	273

Ancillary segment operating loss	$-	$(2)	$(3)	$(3)

Total segment operating income	$266	$252	$256	$768
Reconciling items:
Stock-based compensation	(11)	(12)	(11)	(33)
Equity investment income	2	3	1	7

Consolidated operating income	$257	$242	$245	$742

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
4. Segment Business Metrics:
Dialysis and related lab services
Volume
Treatments	4,578,622	4,462,565	4,339,195	13,335,307
Number of treatment days	79.0	78.0	79.0	234.0
Treatments per day	57,957	57,212	54,927	56,988
Per day year over year increase	5.5%	5.5%	6.1%	5.2%
Non-acquired growth year over year	3.7%	4.1%	5.2%	4.2%

Revenue
Dialysis and related lab services revenue per treatment	$338.70	$334.64	$343.14	$338.95
Per treatment increase (decrease) from previous quarter	1.2%	(2.6%)	0.8%
Per treatment (decrease) increase from previous year	(1.3%)	(1.7%)	2.0%	(0.3%)
Percent of consolidated revenue	94.0%	94.3%	94.7%	94.4%
Expenses
Patient care costs
Percent of segment revenue	68.7%	69.2%	69.1%	68.9%
Per treatment	$232.93	$232.16	$237.39	$234.01
Per treatment increase (decrease) from previous quarter	0.3%	(2.1%)	1.3%
Per treatment (decrease) increase from previous year	(1.9%)	(0.9%)	2.1%	(0.3%)

General and administrative expenses
Percent of segment revenue	7.8%	7.3%	7.1%	7.6%
Per treatment	$26.58	$24.36	$24.57	$25.67
Per treatment increase (decrease) from previous quarter	9.1%	(6.5%)	(2.3%)
Per treatment increase (decrease) from previous year	8.2%	(3.1%)	(1.2%)	2.8%

5. Cash Flow:
Operating cash flow	$161.4	$295.9	$167.5	$719.1
Operating cash flow, last twelve months	$871.7	$877.8	$712.7
Free cash flow(1)	$90.9	$249.5	$125.5	$561.0
Free cash flow, last twelve months(1)	$657.7	$692.3	$533.3
Capital expenditures:
Routine maintenance/IT other	$46.7	$27.8	$25.0	$97.0
Development and relocations	$23.3	$29.0	$42.4	$75.1
Acquisition expenditures	$45.9	$90.6	$20.7	$137.6

6. Accounts Receivable:
Net receivables	$1,083	$1,071	$1,143
DSO	63	64	70

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
7. Debt and Capital Structure:
Total debt(3)	$3,361	$3,382	$3,654
Net debt, net of cash(3)	$2,826	$2,808	$3,072
Leverage ratio (see Note 1 on page 10)	2.31x	2.31x	2.57x
Overall weighted average effective interest rate during the quarter	4.45%	4.68%	4.79%
Overall weighted average effective interest rate at end of the quarter	4.18%	4.62%	4.76%
Weighted average effective interest rate on the Senior Secured Credit Facilities at end of the quarter	1.80%	2.66%	2.81%
Fixed interest rates at September 30, 2010 and economically fixed interest rates as a percentage of our total debt at June 30, 2010 and September 30, 2009	46%	56%	61%
Share repurchases	$98.5	$100.0	$62.4	$198.5

8. Clinical: (quarterly averages)
Dialysis adequacy -% of patients with Kt/V > 1.2	96%	96%	95%
90 day patients average Hb>=10 <=12	69%	67%	64%
Patients with arteriovenous fistulas placed	67%	66%	64%

(1)	These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see attached reconciliation schedules.
(2)	Consolidated percentages of revenue are comprised of the dialysis and related lab services business, other ancillary services and strategic initiatives, as well as stock-based compensation expenses.
(3)	This is a non-GAAP financial measure. It excludes $1.6 million, for the quarter ended September 30, 2010, the unamortized balance of a debt premium associated with our senior notes that is not actually outstanding debt principal.

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in thousands)

Note 1: Calculation of the Leverage Ratio

Under the Company’s prior Senior Secured Credit Facilities (Credit Agreement), the leverage ratio is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by “Consolidated EBITDA”. The leverage ratio determines the interest rate margin payable by the Company for its term loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The following leverage ratio was calculated using “Consolidated EBITDA” as defined in the Credit Agreement. The calculation below is based on the last twelve months of “Consolidated EBITDA”, pro forma for the routine acquisitions that occurred during the period. The Company’s management believes the presentation of “Consolidated EBITDA” is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement.

Rolling twelve months ended September 30, 2010
Net income attributable to DaVita Inc.	$446,387
Income taxes	289,302
Debt expense	172,559
Depreciation and amortization	231,172
Noncontrolling interests and equity investment income, net	62,626
Other	(843)
Stock-based compensation expense	44,066

“Consolidated EBITDA”	$1,245,269

September 30, 2010
Total debt, excluding debt premium of $1.6 million	$3,360,834
Letters of credit issued	51,889

3,412,723
Less: cash and cash equivalents	(534,565)

Consolidated net debt	$2,878,158

Last twelve months “Consolidated EBITDA”	$1,245,269

Leverage ratio	2.31x

In accordance with the Company’s Credit Agreement, the Company’s leverage ratio cannot exceed 3.75 to 1.0 as of September 30, 2010. At that date the Company’s leverage ratio did not exceed 3.75 to 1.0.

DAVITA INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

Note 2: Debt Refinancing

On October 20, 2010, we entered into a new $3,000 million Senior Secured Credit Agreement consisting of a five year $250 million revolving line of credit, a five year $1,000 million Term Loan A and a six year $1,750 million Term Loan B.

On October 20, 2010, the Company also issued $775 million aggregate principal amount of 6  3/8% senior notes due 2018 and $775 million aggregate principal amount of 6  5/8% senior notes due 2020 (the “New Senior Notes”).

We received total proceeds of $4,300 million from these transactions and used a portion of the proceeds to pay-off the outstanding principal balances of our existing Senior Secured Credit Facility plus accrued interest totaling $1,795 million and to purchase pursuant to a cash tender offer a portion of the outstanding principal balances of our existing 6  5/8% senior notes due 2013 and 7  1/4% senior subordinated notes due 2015 (the “Existing Notes”) plus accrued interest totaling $1,297 million. We also paid fees, discounts and other expenses as well as cash tender premiums totaling approximately $109 million.

On November 19, 2010, we will redeem the remaining outstanding principal balances of the Existing Notes that were not tendered pursuant to the cash tender offer along with accrued interest for $265 million. In addition, we will pay call premiums totaling $7 million.

As a result of these transactions we received approximately $827 million in excess cash which we intend to use for general purposes and other opportunities, including share repurchases, potential acquisitions and other growth investments.

In connection with these transactions we expect to expense one time refinancing charges ranging from $65 million to $75 million which includes the write off of existing deferred financing costs, the cash tender and call premiums, and other expenses.

The following table illustrates the sources and uses of funds for these transactions.

Sources of Funds		Uses of Funds
(in millions)		(in millions)
New Senior Secured Credit Facilities:
Revolving credit facility	$-	Refinancing of existing Senior Secured Credit Facilities(1)	$1,795
Term loans	2,750	Repurchase of Existing Notes per tender offer(1)	1,297
New Senior Notes	1,550	Redemption of remaining Existing Notes(1)	265
		Tender, call and consent payments	46
		Fees, discounts and other expenses	70
		Cash to balance sheet	827

Total sources	$4,300	Total uses	$4,300

(1)	includes accrued interest.

Long-term debt as of September 30, 2010, assuming we had completed the above transactions would have been comprised of the following:

September 30, 2010
(in millions)
Senior Secured Credit Facilities:
Term Loan A (LIBOR plus 2.75%)	$1,000
Term Loan B (LIBOR floor of 1.50% plus 3.00%)	1,750
Senior notes at 6 3/8%	775
Senior notes at 6 5/8%	775
Other	17

Total debt principal outstanding	4,317
Discount on Term Loan B	(9)

4,308

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

1.  Net income attributable to DaVita Inc. excluding debt redemption charges and diluted earnings per share attributable to DaVita Inc. excluding debt redemption charges.

We believe that net income attributable to DaVita Inc. excluding debt redemption charges and diluted earnings per share attributable to DaVita Inc. excluding debt redemption charges enhances a user’s understanding of our normal net income attributable to DaVita Inc. and diluted earnings per share attributable to DaVita Inc. for these periods by providing a measure that is more meaningful because it excludes a charge that resulted from the redemption of $200 million aggregate principal amount of our outstanding 6 5/8% senior notes due 2013 and accordingly, is more comparable to prior periods and indicative of consistent net income attributable to DaVita Inc. and diluted earnings per share attributable to DaVita Inc. These measures are not measures of financial performance under United States generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income attributable to DaVita Inc. and diluted earnings per share attributable to DaVita Inc.

Net income attributable to DaVita Inc. excluding debt redemption charges:	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
Net income attributable to DaVita Inc.	$119,387	$107,853	$110,930	$336,663
Add: Debt redemption charges	-	4,127	-	4,127
Less: Related income tax	-	(1,605)	-	(1,605)

	$119,387	$110,375	$110,930	$339,185

Diluted earnings per share attributable to DaVita Inc. excluding debt redemption charges:	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
Diluted earnings per share attributable to DaVita Inc.	$1.15	$1.04	$1.06	$3.22
Add: Net after-tax debt redemption charges	-	0.02	-	0.02
Other-rounding	-	-	-	0.01

	$1.15	$1.06	$1.06	$3.25

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

2. Effective Income Tax Rates

We believe that reporting the effective income tax rate attributable to DaVita Inc. enhances an investor’s understanding of DaVita’s effective income tax rate for the periods presented because it excludes noncontrolling owners’ income that primarily relates to non-tax paying entities and accordingly is more comparable to prior periods presentations regarding DaVita’s effective income tax rate and is more meaningful to an investor to fully understand the related income tax effects on DaVita Inc.’s operating results. This is not a measure under GAAP and should not be considered as an alternative to the effective income tax rate calculated in accordance with GAAP.

Effective income tax rate as compared to the effective income tax rate attributable to DaVita Inc. is as follows:

	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
Income before income taxes	$217,860	$195,322	$200,465	$612,096

Income tax expense	$74,979	$71,429	$74,195	$220,322

Effective income tax rate	34.4%	36.6%	37.0%	36.0%

	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
Income before income taxes	$217,860	$195,322	$200,465	$612,096
Less: Noncontrolling owners’ income primarily attributable to non-tax paying entities	(23,703)	(16,319)	(15,585)	(55,803)

Income before income taxes attributable to DaVita Inc.	$194,157	$179,003	$184,880	$556,293

Income tax expense	$74,979	$71,429	$74,195	$220,322
Less income tax attributable to noncontrolling interests	(209)	(279)	(245)	(692)

Income tax attributable to DaVita Inc.	$74,770	$71,150	$73,950	$219,630

Effective income tax rate attributable to DaVita Inc.	38.5%	39.75%	40.0%	39.5%

DAVITA INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

3.  Free cash flow

Free cash flow represents net cash provided by operating activities less income distributions to noncontrolling interests and capital expenditures for routine maintenance and information technology. We believe free cash flow is a useful adjunct to cash flow from operating activities and other measurements under GAAP, since free cash flow is a meaningful measure of our ability to fund acquisition and development activities and meet our debt service requirements. In addition, free cash flow excluding income distributions to noncontrolling interests provides an investor with an understanding of free cash flows that are attributable to DaVita Inc. Free cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

	Three months ended			Nine months ended September 30, 2010
	September 30, 2010	June 30, 2010	September 30, 2009
Cash provided by operating activities	$161,366	$295,919	$167,487	$719,132
Less: Income distributions to noncontrolling interests	(23,811)	(18,643)	(16,993)	(61,112)

Cash provided by operating activities attributable to DaVita Inc.	137,555	277,276	150,494	658,020
Less: Expenditures for routine maintenance and information technology	(46,690)	(27,760)	(25,040)	(97,013)

Free cash flow	$90,865	$249,516	$125,454	$561,007

		Rolling 12-Month Period
		September 30, 2010	June 30, 2010	September 30, 2009
Cash provided by operating activities		$871,723	$877,844	$712,668
Less: Income distributions to noncontrolling interests		(81,972)	(75,154)	(61,267)

Cash provided by operating activities attributable to DaVita Inc.		789,751	802,690	651,401
Less: Expenditures for routine maintenance and information technology		(132,079)	(110,429)	(118,109)

Free cash flow		$657,672	$692,261	$533,292